EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Trudy Sullivan
	Investor Relations	Media Relations
	kbedard@micron.com	tsullivan@micron.com
	(208) 368-4400	(208) 368-4400

Web site URL http://www.micron.com

MICRON TECHNOLOGY, INC., ANNOUNCES APPOINTMENT OF NEW DIRECTOR

Boise, Idaho, June 28, 2005 – Micron Technology, Inc., (NYSE: MU) today announced the appointment of Mercedes Johnson to its board of directors.  Ms. Johnson, most recently worked with Lam Research Corporation, serving for seven years as its senior vice president, finance, and chief financial officer.  Prior to joining Lam Research, Ms. Johnson spent 10 years with Applied Materials, Inc., where she served in various senior financial management positions, including vice president and worldwide operations controller.  In addition, Ms. Johnson has held managerial and controller positions at Nanometrics, Inc., NCR Corporation, and Hewlett-Packard Company.  Ms. Johnson holds a degree in accounting from the University of Buenos Aires and currently serves on the board of directors for Storage Technology Corporation (StorageTek®).

Steve Appleton, Micron’s chairman of the board, chief executive officer and president, commented, “We are extremely pleased to welcome Mercedes to Micron’s board of directors. She has an excellent financial background and nearly two decades of experience in the semiconductor industry.  She will be an immediate, valuable and contributing member of the board of directors.”

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, NAND Flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking and mobile products. Micron’s common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit its web site at www.micron.com.

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